EXHIBIT 99.1

Hub Group, Inc. Reports Record Second Quarter 2019 Results

Highlights of the quarter

  Record EPS from continuing operations of $0.87, 71% growth
  31% increase in gross margin
  60% increase in operating income
  Operating margin improved 160 basis points to 4.4%
  EBITDA increased 55% to $69.4 million

OAK BROOK, Ill., July 30, 2019 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced second quarter 2019 net income of $29.2 million, or diluted earnings per share of $0.87. Income from continuing operations for the second quarter 2018 was $17.2 million, or $0.51 per diluted share.

Results of Continuing Operations

Revenue for the current quarter increased by 3% to $921.2 million compared with $894.7 million for the second quarter 2018 as a result of our success in providing multimodal solutions to our customers and the addition of the CaseStack business in December 2018.  Operating income for the current quarter increased 60% to $40.7 million versus $25.4 million for the second quarter 2018, primarily as a result of improved yield management and our intense focus on reducing costs while maintaining the highest levels of service. Operating margin expanded to 4.4% for the current quarter, as compared to 2.8% in the prior year quarter.

Second quarter intermodal revenue increased 1% to $542.9 million due primarily to a continued focus on yield management and enhanced efficiency, partially offset by a 7% decline in volume. Volume was down compared to the prior year due to a softening demand environment, increased truckload and intermodal competition, and a 2% volume decrease from lane cancellations and weather disruption. Intermodal gross margin increased compared to the second quarter of 2018 primarily due to our yield management strategy, improved efficiency and better purchasing, partially offset by decreased volumes and rail cost increases.

Truck brokerage revenue decreased 7% to $107.1 million in the second quarter of 2019 compared to the same quarter of last year.  Truck brokerage handled 18% more loads while fuel, price and mix combined were down 25% due primarily to the addition of the CaseStack LTL brokerage business.  Contractual truckload volume represented 86% of total truckload volume compared to 81% in the second quarter of 2018.   Truck brokerage gross margin increased due to a higher load count, further benefits from our new operating model and yield management strategy, as well as our new technology platform.

Second quarter logistics revenue grew 15% to $193.5 million.  Revenue and gross margin expanded due to the addition of CaseStack, benefits from continuous improvements and cross selling to our customers and improved yield management.

Dedicated revenue increased 5% to $77.7 million compared to the same quarter in the prior year due to improved pricing and growth with new accounts which was offset partially by lost business.  Dedicated gross margin improved compared to the second quarter of 2018 due to implementation of our yield management processes and improved operational discipline.  We ended the quarter with approximately 1,300 tractors and 5,200 trailers for Dedicated.

Costs and expenses increased to $92.0 million in the second quarter of 2019 compared to $75.6 million in the second quarter of 2018 due primarily to costs and expenses of $12.7 million related to CaseStack (which includes $2.3 million of non-cash amortization expense), the absence of a $3.6 million Dedicated contingent earn out adjustment in the prior year, partially offset by a decrease of $1.0 million in compensation expense. Costs and expenses include a total of $3.4 million of non-cash amortization expense related to CaseStack and Hub Group Dedicated and $0.6 million of compensation expense associated with restricted stock issued to CaseStack management in connection with the acquisition.

Results of Discontinued Operations

Income from discontinued operations related to the sale of our Mode segment for the second quarter of 2018 was $4.9 million, or $0.15 per diluted share.

Cash Flow and Capitalization

Our capital expenditures for the second quarter 2019 totaled $11.7 million, primarily for tractors and technology investments.  At June 30, 2019, we had cash and cash equivalents of $150 million.

2019 Outlook

We expect that our 2019 diluted earnings per share will range from $3.30 to $3.40. We estimate mid-single digit revenue growth for the full year. We expect gross margin as a percentage of sales to range from 13.9% to 14.3% in the second half of the year. We estimate our quarterly costs and expenses will range from $96 million to $98 million in the back half of the year.  We expect annual amortization expense associated with the CaseStack and Hub Group Dedicated acquisitions will be approximately $13.6 million and compensation expense related to restricted stock issued to CaseStack management in connection with the acquisition will be approximately $2.5 million in 2019. We project our effective tax rate for 2019 will range from 25% to 26%.  We forecast we will spend between $100 million and $110 million on capital expenditures in 2019.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of the non-GAAP financial measure contained in this press release to the most directly comparable measure under GAAP, which is set forth in the attached table.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Tuesday, July 30, 2019 to discuss its second quarter 2019 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Terri Pizzuto, Executive Vice President and Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=USsertzOHdGtXM. Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs and prices, the integration of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines, driver shortages, the amount and timing of strategic investments or divestitures by Hub, the failure to implement and integrate critical information technology systems, cyber security incidents, retail customers encountering adverse economic conditions and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2018.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE:  Hub Group, Inc.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2019		2018
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$921,163	100.0%	$894,734	100.0%

Transportation costs	788,460	85.6%	793,743	88.7%
Gross margin	132,703	14.4%	100,991	11.3%

Costs and expenses:
Salaries and benefits	60,859	6.6%	54,068	6.1%
General and administrative	24,028	2.6%	17,794	2.0%
Depreciation and amortization	7,095	0.8%	3,723	0.4%
Total costs and expenses	91,982	10.0%	75,585	8.5%

Operating income	40,721	4.4%	25,406	2.8%

Other income (expense):
Interest expense	(2,690)	-0.3%	(2,187)	-0.2%
Interest and dividend income	595	0.1%	14	0.0%
Other, net	(30)	0.0%	(182)	0.0%
Total other expense	(2,125)	-0.2%	(2,355)	-0.2%

Income from continuing operations before income taxes	38,596	4.2%	23,051	2.6%

Provision for income taxes	9,379	1.0%	5,897	0.7%

Income from continuing operations	29,217	3.2%	17,154	1.9%

Income from discontinued operations, net of income taxes	-		4,897

Net income	$29,217		$22,051

Earnings per share from continuing operations
Basic	$0.87		$0.51
Diluted	$0.87		$0.51

Earnings per share from discontinued operations
Basic	$-		$0.15
Diluted	$-		$0.15

Earnings per share net income
Basic	$0.87		$0.66
Diluted	$0.87		$0.66

Basic weighted average number of shares outstanding	33,552		33,389
Diluted weighted average number of shares outstanding	33,715		33,562

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2019		2018
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,854,161	100.0%	$1,732,076	100.0%

Transportation costs	1,594,169	86.0%	1,540,046	88.9%
Gross margin	259,992	14.0%	192,030	11.1%

Costs and expenses:
Salaries and benefits	122,887	6.7%	106,373	6.2%
General and administrative	46,946	2.5%	36,230	2.1%
Depreciation and amortization	13,849	0.7%	7,486	0.4%
Total costs and expenses	183,682	9.9%	150,089	8.7%

Operating income	76,310	4.1%	41,941	2.4%

Other income (expense):
Interest expense	(5,746)	-0.3%	(4,291)	-0.2%
Interest and dividend income	968	0.1%	25	0.0%
Other, net	(70)	0.0%	(231)	0.0%
Total other expense	(4,848)	-0.2%	(4,497)	-0.2%

Income from continuing operations before income taxes	71,462	3.9%	37,444	2.2%

Provision for income taxes	18,351	1.0%	9,221	0.6%

Income from continuing operations	53,111	2.9%	28,223	1.6%

Income from discontinued operations, net of income taxes	-		9,995

Net income	$53,111		$38,218

Earnings per share from continuing operations
Basic	$1.58		$0.84
Diluted	$1.58		$0.84

Earnings per share from discontinued operations
Basic	$-		$0.30
Diluted	$-		$0.30

Earnings per share net income
Basic	$1.58		$1.14
Diluted	$1.58		$1.14

Basic weighted average number of shares outstanding	33,560		33,382
Diluted weighted average number of shares outstanding	33,650		33,520

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$149,863	$61,435
Accounts receivable trade, net	421,139	477,088
Other receivables	3,282	22,021
Prepaid taxes	1,038	616
Prepaid expenses and other current assets	11,602	27,533
TOTAL CURRENT ASSETS	586,924	588,693

Restricted investments	21,972	19,236
Property and equipment, net	651,057	681,859
Right-of-use assets - operating leases	32,165	-
Right-of-use assets - financing leases	7,021	-
Other intangibles, net	127,878	134,788
Goodwill, net	484,568	483,584
Other assets	18,534	16,738
TOTAL ASSETS	$1,930,119	$1,924,898

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$233,399	$272,859
Accounts payable other	11,974	10,906
Accrued payroll	41,402	55,535
Accrued other	80,271	82,900
Lease liability - operating leases	8,468	-
Lease liability - financing leases	3,004	2,845
Current portion of long term debt	98,601	101,713
TOTAL CURRENT LIABILITIES	477,119	526,758

Long term debt	199,194	229,071
Non-current liabilities	34,537	29,619
Lease liability - operating leases	25,351	-
Lease liability - financing leases	3,384	4,739
Deferred taxes	157,952	153,877

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2019 and 2018	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2019 and 2018; 33,855,740 shares
outstanding in 2019 and 33,793,709 shares outstanding in 2018	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2019 and 2018	7	7
Additional paid-in capital	170,619	172,220
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,125,541	1,072,456
Accumulated other comprehensive loss	(178)	(182)
Treasury stock; at cost, 7,369,052 shares in 2019
and 7,431,083 shares in 2018	(248,361)	(248,621)
TOTAL STOCKHOLDERS' EQUITY	1,032,582	980,834
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,930,119	$1,924,898

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities:
Net income	$53,111	$38,218
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	57,029	38,251
Deferred taxes	4,272	11,767
Compensation expense related to share-based compensation plans	8,687	6,982
Contingent consideration adjustment	-	(3,571)
Gain on sale of assets	(1,526)	(90)
Changes in operating assets and liabilities:
Restricted investments	(2,736)	74
Accounts receivable, net	55,089	(29,748)
Prepaid taxes	(422)	6,820
Prepaid expenses and other current assets	15,932	9,935
Other assets	(2,349)	1,869
Accounts payable	(38,391)	9,878
Accrued expenses	(14,620)	4,857
Non-current liabilities	1,187	2,382
Net cash provided by operating activities	135,263	97,624

Cash flows from investing activities:
Proceeds from sale of equipment	7,664	1,234
Purchases of property and equipment	(28,712)	(69,261)
Proceeds from the disposition of discontinued operations	19,439	-
Cash used in acquisitions	(734)	-
Net cash used in investing activities	(2,343)	(68,027)

Cash flows from financing activities:
Purchase of treasury stock	(7,282)	-
Proceeds from issuance of debt	18,335	58,161
Repayments of long term debt	(51,324)	(84,051)
Stock tendered for payments of withholding taxes	(2,746)	(4,017)
Finance lease payments	(1,465)	(1,483)
Net cash used in financing activities	(44,482)	(31,390)

Effect of exchange rate changes on cash and cash equivalents	(10)	(11)

Net increase (decrease) in cash and cash equivalents	88,428	(1,804)
Cash and cash equivalents beginning of period	61,435	28,557
Cash and cash equivalents end of period	$149,863	$26,753

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2019	2018	2019	2018
Intermodal	$542,890	$538,123	$1,078,923	$1,032,575
Truck brokerage	107,081	114,936	224,669	234,955
Logistics	193,463	167,822	396,725	330,297
Dedicated	77,729	73,853	153,844	134,249
Total Revenue	$921,163	$894,734	$1,854,161	$1,732,076

HUB GROUP, INC.
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended, June 30,
			Change	Change
	2019	2018	$	%

Net income from continuing operations	$29,217	$17,154	$12,063	70.3%

Interest expense	2,690	2,187	503	23.0%

Interest and dividend income	(595)	(14)	(581)	4150.0%

Other income, net	30	182	(152)	-83.5%

Depreciation and amortization	28,646	19,414	9,232	47.6%

Provision for income taxes	9,379	5,897	3,482	59.0%

EBITDA	$69,367	$44,820	$24,547	54.8%

HUB GROUP, INC.
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Six Months
	Ended, June 30,
			Change	Change
	2019	2018	$	%

Net income from continuing operations	$53,111	$28,223	$24,888	88.2%

Interest expense	5,746	4,291	1,455	33.9%

Interest and dividend income	(968)	(25)	(943)	3772.0%

Other income, net	70	231	(161)	-69.7%

Depreciation and amortization	57,029	37,772	19,257	51.0%

Provision for income taxes	18,351	9,221	9,130	99.0%

EBITDA	$133,339	$79,713	$53,626	67.3%

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745